EXHIBIT 99.1

Intelligent Systems Announces Third Quarter and YTD Results

NORCROSS, Ga., Nov. 14, 2013 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE MKT:INS) (www.intelsys.com) announced today its financial results for the three and nine month periods ended September 30, 2013.

For the three month period ended September 30, 2013, net income was $585,000 ($0.07 per basic and diluted share) compared to net income of $230,000 ($0.03 per basic and diluted share) in the third quarter of 2012. Total revenue in the third quarter of 2013 was $4,574,000, twelve percent higher than revenue of $4,075,000 recorded in the same quarter of 2012.

For the nine month period ended September 30, 2013, net income was $1,141,000 ($0.13 per basic and diluted share) compared to net income of $225,000 ($0.03 per basic and diluted share) in the comparable period in 2012. Total revenue for the nine month period in 2013 was $12,826,000, five percent higher than revenue of $12,201,000 in the first nine months of 2012.

J. Leland Strange, President and Chief Executive Officer, stated, "Our ChemFree subsidiary had another profitable quarter and year-to-date period, with strong domestic sales of its SmartWasher® machine fueled by an unusually large order that was shipped in the third quarter of 2013, which offset in part an expected decline in revenue from leased equipment. In the third quarter, ChemFree's first shipments of its new SmartWasher 37 model, a mobile, high capacity bioremediating parts cleaner, were well received by customers."

"In the quarter and year-to-date periods in 2013, our CoreCard subsidiary reported growth in both software license and services revenue, including more than doubling revenue from its transaction processing services as it steadily builds this new line of business," said Strange. "We continue to focus on developing and supporting the CoreCard® suite of products used by both our licensed customers and our processing operations to manage prepaid, fleet, and private label cards as well as revolving loans and accounts receivable."

As the Company has frequently cautioned, financial results may vary significantly from quarter-to-quarter and at the present time are not predictable with a reasonable degree of certainty due to a number of factors, such as the timing and scope of software projects, customers' business growth and internal priorities, and accounting treatment for certain contracts that defers revenue recognition over an extended period of time. Presently management does not expect to post similar positive results in the fourth quarter of 2013 as in the third quarter of 2013 although it does expect a profitable year for fiscal 2013.

Investors should review our Form 10-Q for the period ended September 30, 2013 and our 2012 Form 10-K for an understanding of the risks and uncertainties associated with our businesses. A copy of the current Form 10-Q will be filed with the Securities Exchange Commission today and available at www.sec.gov or www.intelsys.com.

About Intelligent Systems Corporation

For over thirty five years, Intelligent Systems Corporation (NYSE MKT:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid, fleet, credit, private label, accounts receivable and revolving credit processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies. Further information is available on our website at www.intelsys.com or by calling us at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

Intelligent Systems Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
Revenue
Products	$ 3,587	$ 3,104	$ 10,124	$ 9,879
Services	987	971	2,702	2,322
Total net revenue	4,574	4,075	12,826	12,201
Cost of revenue
Products	1,910	1,538	5,013	4,984
Services	541	689	1,721	1,779
Total cost of revenue	2,451	2,227	6,734	6,763
Expenses
Marketing	482	592	1,455	1,771
General and administrative	620	660	2,090	2,281
Research and development	587	550	1,863	1,831
Income (loss) from operations	434	46	684	(445)
Other income (expense)
Interest income, net	2	4	2	8
Equity in income (loss) of affiliate company	5	(5)	5	(16)
Other income, net	16	12	49	37
Income (loss) before income taxes	457	57	740	(416)
Income taxes	--	--	42	48
Net income (loss)	457	57	698	(464)
Net loss attributable to noncontrolling interest	128	173	443	689
Net income attributable to Intelligent Systems	$ 585	$ 230	$ 1,141	$ 225
Income per share attributable to Intelligent Systems:
Basic and Diluted	$ 0.07	$ 0.03	$ 0.13	$ 0.03
Basic weighted average common shares outstanding	8,958,028	8,958,028	8,958,028	8,958,028
Diluted weighted average common shares outstanding	8,963,851	8,968,174	8,965,131	8,967,936

	September 30,	December 31,
	2013	2012
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$ 2,839	$ 2,347
Marketable securities	343	270
Accounts receivable, net	3,173	3,038
Note and interest receivable, current portion	--	249
Inventories, net	1,059	882
Other current assets	532	340
Total current assets	7,946	7,126
Investments	1,564	1,559
Property and equipment, at cost less accumulated depreciation	1,027	1,144
Patents, net	73	107
Total assets	$ 10,610	$ 9,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 425	$ 294
Deferred revenue, current portion	661	918
Accrued payroll	416	519
Accrued expenses	650	711
Other current liabilities	336	379
Total current liabilities	2,488	2,821
Deferred revenue, net of current portion	263	48
Other long-term liabilities	170	148
Intelligent Systems Corporation stockholders' equity	8,851	7,637
Noncontrolling interest	(1,162)	(718)
Total stockholders' equity	7,689	6,919
Total liabilities and stockholders' equity	$ 10,610	$ 9,936
CONTACT: For further information, call
         Bonnie Herron, 770-564-5504
         or email to bherron@intelsys.com